                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           UMB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

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--------------------------------------------------------------------------------

                                      LOGO
                           UMB FINANCIAL CORPORATION

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT


April 15, 1997
10:00 a.m.


UMB Bank Building
1010 Grand Avenue
Kansas City, Missouri 64106


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO
                           UMB FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of UMB Financial Corporation (the "Company") will be held at the UMB Bank Building, 1010 Grand Avenue, Kansas City, Missouri 64106 on April 15, 1997, at 10:00 a.m. to consider and vote on the following matters:

  1) the election of nine Class III directors to hold office until the Annual Meeting in 2000; and

  2) such other matters as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 3, 1997 will be entitled to notice of or to vote at this meeting or any adjournments thereof.

  Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

                                          By Order of the Board of Directors,

                                               David D. Miller
                                                  Secretary

The date of this notice is March 11, 1997.

       PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY.

                           UMB FINANCIAL CORPORATION
                               1010 GRAND AVENUE
                          KANSAS CITY, MISSOURI 64106

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

  This Proxy Statement and the accompanying form of proxy are furnished to the shareholders of UMB Financial Corporation (the "Company") in connection with the solicitation of proxies by its Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held at the UMB Bank Building, 1010 Grand Avenue, Kansas City, Missouri 64106, on April 15, 1997, at 10:00 a.m. and at any adjournments thereof (the "Annual Meeting").

  Mailing of this Proxy Statement and the accompanying form of proxy is expected to commence on March 11, 1997.

  A shareholder may revoke a proxy with a later-dated proxy or other writing delivered to the Secretary of the Company at any time before the proxy is voted at the Annual Meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder delivers a written revocation to the Secretary of the Company before the original proxy is voted.

  The Company will bear the cost of the Annual Meeting, including all costs relating to its solicitation of proxies.

  Proxies may also be solicited by telephone, telegram or in person by officers, directors and employees of the Company not specially engaged or compensated for that purpose.

  Brokers, dealers, banks, voting trustees, other custodians and their nominees are asked to forward soliciting material to the beneficial owners of shares held of record by them and, upon request, will be reimbursed for their reasonable expenses in completing the mailing of soliciting material to such beneficial owners.

                                    VOTING

  Shareholders at the Annual Meeting will consider and vote upon: 1) the election of nine Class III directors to hold office until the Annual Meeting in 2000; and 2) such other matters as may properly come before the meeting or any adjournments thereof. Shareholders do not have any dissenters' rights of appraisal in connection with any of those matters.

  The only voting security of the Company is its Common Stock. As of January 15, 1997, the Company had 19,891,908 outstanding shares of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held. A majority of shares that are entitled to vote at the Annual Meeting must be represented at the Annual Meeting by shareholders who are present in person, or represented by a proxy, in order to have a quorum of such shares.

  Voting is cumulative in the election of directors (but not on other matters), and each holder of Common Stock is entitled to cast as many votes as shall equal the number of shares of Common Stock held by him multiplied by the number of directors to be elected in any given class of directors, and he may cast all such votes for a single nominee within a class or he may distribute them between two or more nominees within a class as he may see fit. The directors shall be elected by an affirmative vote of the plurality of shares that are entitled to vote on the election of directors and that are represented at the Annual Meeting by shareholders who are present in person or represented by a proxy, assuming a quorum is present.

  In all matters other than the election of directors, assuming a quorum is present, the affirmative vote of the majority of shares that are entitled to vote on the matter and that are represented at the Annual Meeting by shareholders who are present in person or represented by a proxy is required for approval.

  In determining the number of shares that have been affirmatively voted for a particular matter, shares not represented at the Annual Meeting, shares represented by shareholders that abstain from voting on a matter and shares held by nominees for which no voting instructions on the matter being voted upon have been given by the beneficial owner and the nominee does not have discretionary authority to vote (although the beneficial owner has given voting instructions on other matters) are not considered to be votes affirmatively cast. Any of the foregoing is equivalent to a vote against the proposal other than the election of directors and will have no effect on the election of directors. Abstentions will have the effect of a vote against any of the proposals to which the abstention applies.

  Under the rules of the National Association of Securities Dealers (the "NASD"), member brokers who hold shares of Common Stock in the broker's name for customers are required to forward, along with certain other information, signed proxy cards to the customers for them to complete and send to the Company, and such brokers may only vote shares of Common Stock if the brokers are the beneficial owners or hold them in a fiduciary capacity with the power to vote. Notwithstanding the restrictions on voting of the NASD rules, if an NASD member broker is also a member of a national securities exchange, then they can vote the shares of Common Stock held for customers in accordance with the rules of that exchange. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), for example, NYSE member brokers can vote shares of Common Stock held for a customer on certain routine matters (as specified by the NYSE) if the brokers customer does not instruct the broker how to vote the shares.

  When a broker holding shares for a customer votes on one proposal but does not vote on another proposal because the broker does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "broker non-vote". Properly executed proxies marked "abstain" or proxies required to be treated as "broker non-votes" will be treated as present for purposes of determining whether there is a quorum at the Annual Meeting.

  Only shareholders of record at the close of business on March 3, 1997, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting.

  All shares represented by proxies solicited hereunder will be voted in accordance with the specifications of the shareholders executing such proxies. If a shareholder does not specify how a proxy solicited hereunder is to be voted, the shares represented thereby will be voted FOR the election of management's nominees for directors and in accordance with the discretion of the person to whom the proxy is granted upon other matters that come before the Annual Meeting. This Proxy Statement solicits discretionary authority to vote cumulatively for the election of directors, and the accompanying form of proxy grants such authority.

                            PRINCIPAL SHAREHOLDERS

  The following persons owned of record or beneficially more than five percent of the outstanding voting securities of the Company at the close of business on January 15, 1997:

                               NUMBER OF SHARES
                               HELD OF RECORD AS           NUMBER OF
                              A FIDUCIARY BUT NOT         SHARES OWNED
   NAME AND ADDRESS           OWNED BENEFICIALLY  PERCENT BENEFICIALLY   PERCENT
   ----------------           ------------------- ------- ------------   -------
   UMB Bank, n.a.............      3,156,180(1)    15.87   1,314,343(2)    6.61
    1010 Grand Avenue
    Kansas City, Missouri
   R. Crosby Kemper..........              0           0   3,777,905(3)   18.99
    1010 Grand Avenue
    Kansas City, Missouri
   ESOP of UMB Financial                   0           0   1,980,258(4)    9.96
    Corporation, Inc.........
    1010 Grand Avenue
    Kansas City, Missouri

--------
(1) Held by UMB Bank, n.a. ("UMB, n.a."), an affiliate bank of the Company, in agency accounts and may be voted or disposed of only upon instructions from the beneficial owners or are held in trusts and estates and may be voted or disposed of only upon the instructions of persons having voting control (see footnote [3]). UMB n.a. disclaims beneficial ownership of all these shares.
(2) Includes 1,054,246 shares that may be voted or disposed of only in conjunction with co-fiduciaries, and UMB, n.a. disclaims beneficial ownership of these shares. Also includes 260,097 shares held in trusts and estates for which UMB, n.a. is the sole fiduciary; however, UMB, n.a. has elected not to vote such shares and disclaims beneficial ownership thereof. Shares reported do not include shares held by UMB, n.a. as trustee of the Company's ESOP (see footnote [4]). UMB n.a. disclaims beneficial ownership of all of these shares.
(3) Includes 48,638 shares held beneficially by him as custodian for a minor child, 18,579 shares held by Mary S. Kemper (wife of R. Crosby Kemper), presently exercisable options to acquire 6,142 shares granted under the Company's 1992 Incentive Stock Option Plan and 3,031 shares held under the Company's ESOP Plan for which he has voting rights. Includes 152,799 shares held by Kemper Realty Company, 171,579 shares held by Pioneer Service Corporation, 73,128 shares held by Stagecoach, Inc., and 708,429 shares held by Stagecoach Investments, L.P. entities which may be controlled, directly or indirectly by R. Crosby Kemper. Also includes 844,142 shares held in various trusts for which he has or shares voting or investment powers. Of this number, 300,701 shares are held in trusts established under the will of Rufus Crosby Kemper, and 32,226 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. Also 143,070 shares are held in trusts established under the will of Enid J. Kemper and may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of R. Crosby Kemper; 320,074 shares are owned by the R.C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, R. Crosby Kemper III and Shelia Kemper Dietrich; 5,838 shares are owned by the R.C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, Mary S. Kemper and R. Crosby Kemper III, trustees, or any two of them; and 22,233 shares are owned by the William
    T. Kemper Foundation and may be voted or disposed of by R. Crosby Kemper.
(4) Held by UMB, n.a. as trustee for the benefit of eligible employees of the Company and all its subsidiaries under the Company's ESOP. Participants have the right to direct the voting of shares attributable to their accounts. All shares not so directed are voted in accordance with the instructions of the Administrative Committee of the ESOP. Shares are disposed of in the discretion of the Administrative Committee. If the Administrative Committee fails to give instructions with respect to voting or fails to give directions with respect to a required dispositive decision, UMB, n.a., as trustee, is to exercise the voting rights and make the dispositive decision. Beneficial ownership of all of these shares is disclaimed.

              STOCK BENEFICIALLY OWNED BY DIRECTORS AND NOMINEES
                            AND EXECUTIVE OFFICERS
                 (AS OF CLOSE OF BUSINESS ON JANUARY 15, 1997)

                                 TOTAL       PERCENT OF
      NAME                      SHARES         CLASS
      ----                     ---------     ----------
      Paul D. Bartlett, Jr....    94,010(1)      *
      Thomas E. Beal..........    20,471(2)      *
      H. Alan Bell............   133,549(3)      *
      David R. Bradley, Jr....     8,686(4)      *
      Newton A. Campbell......     2,095         *
      William Terry Fuldner...     1,124(5)      *
      Peter J. Genovese.......    44,091(6)      *
      Jack T. Gentry..........       -0-         *
      Royce M. Hammons........       551(7)      *
      C. N. Hoffman, Jr.......   189,567(8)      *
      Alexander C. Kemper.....   529,391(9)     2.66
      R. Crosby Kemper........ 3,777,905(10)   18.99
      R. Crosby Kemper III....   363,062(11)    1.79
      Daniel N. League, Jr....       130         *
      William J. McKenna......     9,674(12)     *
      Roy E. Mayes............       348(13)     *
      John H. Mize, Jr........        37         *
      Mary Lynn Oliver........   200,184        1.01
      W. L. (Barry) Orscheln..    60,410(14)     *
      Robert W. Plaster.......    57,750         *
      Alan W. Rolley..........   201,093        1.01
      Joseph F. Ruysser.......    84,987(15)     *
      Thomas D. Sanders.......    24,141(16)     *
      Herman R. Sutherland....    78,942(17)     *
      Thomas A. Ward..........     1,172(18)     *
      E. Jack Webster, Jr.....    62,624(19)     *
      Dr. Jon Wefald..........     3,000(20)     *
      J. Lyle Wells, Jr.......    21,440(21)     *
      John E. Williams........     2,323(22)     *
      All executive officers
       and directors as a
       group.................. 5,193,063(23)   26.09

--------
  *Less than 1%
(1) Sole trustee of personal trust owning 2,839 shares; voting power shared with two other trustees on 3,176 shares owned by Bartlett and Company Profit Sharing Trust and with two other directors on 19,039 shares owned by Bartlett and Company and 68,956 shares owned by Bartlett Enterprises, Inc.

(2) Includes 5,341 shares owned by his wife and 15,130 shares held in a trust established for the benefit of him and his wife.
(3) Includes 61,326 shares owned by his wife.
(4) Includes 2,537 shares owned by him as trustee under his father's will.
(5) Includes 562 shares held by his wife.
(6) Includes 16,009 shares for which options are exercisable, 11,022 shares under the Company's ESOP for which he has voting rights and 508 shares held jointly with his mother and brother.
(7) Includes 233 shares held by the Company's ESOP.
(8) Includes 186,984 shares held in four family trusts and 42 shares held by his wife.
(9) Includes 3,602 shares for which options are exercisable, 1,896 shares held by Stagecoach Investments, L.P., 1,386 shares under the Company's ESOP for which he has voting rights, and 332,927 shares held in trust in which he shares investment and voting authority with R. Crosby Kemper and Mary S. Kemper (see Footnote [3] under Principal Shareholders, page 3). Also includes 29,683 shares held in six other trusts in which he shares voting and dispositive authority with other family members, and 152,799 shares held by Kemper Realty Company by virtue of his position as President.
(10) See Footnote [3] under Principal Shareholders, page 3.
(11) Includes 325,912 shares held in trust in which he shares investment and voting authority with R. Crosby Kemper and Mary S. Kemper or Sheila Kemper Dietrich (See Footnote [3] under Principal Shareholders, page 3). Also includes 29,683 shares held in six other trusts in which he shares voting and investment authority with other family members, 927 shares under the Company's ESOP for which he has voting authority and 937 shares for which options are exercisable.
(12) Includes 5 shares held as custodian for a minor child.
(13) All such shares are held for his benefit in the Carmar, Inc. Profit Sharing Trust.
(14) Has voting power over 60,283 shares owned by ADEO, L.L.C., by virtue of his position as President and 127 shares held by his wife.
(15) Includes 75,866 shares held by a partnership over which he has voting power and 511 shares held by Company's ESOP.
(16) Includes 22,487 shares owned by MMC Corp, by virtue of his position as Chairman and Chief Executive Officer and 1,231 shares held by him as trustee.
(17) Includes 4,807 shares owned by his wife and 2,093 shares held in trusts.
(18) Shares owned by his wife.
(19) Includes 7,514 shares owned by his wife.
(20) Includes 288 shares owned by his wife.
(21) Includes 148 shares owned by his wife, 6,540 shares under the Company's ESOP for which he has voting rights and 2,271 shares for which options are exercisable.
(22)Includes 698 shares owned by his wife.
(23) The 332,927 shares for which R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper are co-trustees; the 320,074 shares for which R. Crosby Kemper, R. Crosby Kemper, III and Sheila Kemper Dietrich are co-trustees; the 5,838 shares for which R. Crosby Kemper, Mary S. Kemper and
     R. Crosby Kemper III are co-trustees; the 29,683 shares held in six trusts over which Alexander C. Kemper and R. Crosby Kemper III have shared authority; the 152,799 shares held by Kemper Realty Company, and the 1,896 shares owned by Stagecoach Investments, L.P. which are beneficially owned by Alexander C. Kemper have been included only once in this total. Includes 43,277 shares for which options are exercisable and 51,028 shares held under the Company's ESOP for which the officers have voting rights.

                             ELECTION OF DIRECTORS

  The Company has maintained a practice of nominating individuals for Board membership from various communities served by its banking subsidiaries. On July 30, 1996, the Board of Directors elected Jack T. Gentry to fill a newly created position on the Board.

  The shareholders will elect nine directors to serve in Class III until the Annual Meeting in 2000, or until their respective successors are duly elected and qualified. Each shareholder is entitled to cast as many votes as shall equal the number of shares of Common Stock held by him multiplied by the number of directors to be elected in any given class of directors, and he may cast all such votes for a single nominee within a class or he may distribute them between two or more nominees within a class as he may see fit.

  Each nominee has consented to be named as a nominee in this Proxy Statement and to serve as a director, if elected. It is not anticipated that any nominee will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable for election, the shares represented by the proxy will be voted for such substitute nominee(s) as the Board may name.

INFORMATION ABOUT DIRECTORS AND NOMINEES

  The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office. With the elections at the Annual Meeting, Class I directors will serve until 1998, Class II directors will serve until 1999 and Class III directors will serve until 2000.

                             NOMINEES FOR ELECTION

                                                               DIRECTOR   TERM
    NAME                        AGE POSITION WITH THE COMPANY   SINCE   EXPIRING
    ----                        --- -------------------------  -------- --------
CLASS III
H. Alan Bell...................  58 Director                     1993     2000
Jack T. Gentry.................  73 Director                     1996     2000
R. Crosby Kemper III...........  46 Vice Chairman and Director   1994     2000
Daniel N. League, Jr...........  61 Director                     1991     2000
John H. Mize, Jr...............  57 Director                     1986     2000
Alan W. Rolley.................  64 Director                     1993     2000
Thomas D. Sanders..............  52 Director                     1991     2000
Herman R. Sutherland...........  84 Director                     1971     2000
Dr. Jon Wefald.................  59 Director                     1995     2000

                     DIRECTORS WHO WILL CONTINUE IN OFFICE

                                                               DIRECTOR   TERM
    NAME                         AGE POSITION WITH THE COMPANY  SINCE   EXPIRING
    ----                         --- ------------------------- -------- --------
Paul D. Bartlett, Jr............  77 Director                    1977     1998
Thomas E. Beal..................  66 Director                    1983     1999
David R. Bradley, Jr............  47 Director                    1983     1998

                                                                            DIRECTOR   TERM
    NAME                 AGE           POSITION WITH THE COMPANY             SINCE   EXPIRING
    ----                 ---           -------------------------            -------- --------
Newton A. Campbell......  68 Director                                         1986     1998
William Terry Fuldner...  69 Director                                         1985     1998
Peter J. Genovese.......  50 Vice Chairman and Director                       1979     1998
C.N. Hoffman, Jr........  78 Director                                         1993     1998
Alexander C. Kemper.....  31 President and Director                           1992     1998
R. Crosby Kemper........  70 Chairman, Chief Executive Officer and Director   1969     1999
Roy E. Mayes............  62 Director                                         1988     1999
William J. McKenna......  70 Director                                         1984     1999
Mary Lynn Oliver........  57 Director                                         1993     1998
William L. Orscheln.....  46 Director                                         1989     1999
Robert W. Plaster.......  66 Director                                         1995     1999
Joseph F. Ruysser.......  39 Director                                         1993     1999
Thomas A. Ward, III.....  58 Director                                         1995     1998
E. Jack Webster, Jr.....  76 Director                                         1985     1999
John E. Williams........  70 Director                                         1987     1999

  Mr. Bartlett has served as Chairman of the Board of Bartlett and Company, an agri-business company, since 1987.

  Mr. Beal has served as President of Beal Properties, Inc., a real estate management company, since 1976, and of Beal Broadcasting Co. from 1990 to 1996.

  Mr. Bell served as Chairman of UMB Citizens Bank and Trust Co., Manhattan, Kansas from January 1994 to July 1994. Prior to that he served as Chairman and President of Citizens Bank and Trust Co. in Manhattan, Kansas, from 1976 to 1994.

  Mr. Bradley has served as President and Editor of the News-Press and Gazette Company, St. Joseph, Missouri, since 1981. He has also served as Publisher since 1994.

  Mr. Campbell has served as Chairman Emeritus of Burns & McDonnell Engineering Company since 1994. He served as Chairman of the Board and Chief Executive Officer of that company from 1986 until December 1993.

  Mr. Fuldner has served as Chairman of the Board and Chief Executive Officer of EFCO CORPORATION, a manufacturing company, since 1953.

  Mr. Genovese has served as Vice Chairman of the Board of the Company since 1982. He has also served as Chairman and CEO of UMB Bank of St. Louis, n.a. since 1979.

  Mr. Gentry has served as President of Positronic Industries, Inc. since 1966.

  Mr. Hoffman has served as Chairman of UMB National Bank of America, Salina, Kansas since 1993. Prior to that he served as Chairman of National Bank of America at Salina, Salina, Kansas, from 1988 to 1993.

  Mr. Alexander C. Kemper, a son of R. Crosby Kemper, has served as President of the Company since January, 1995, as President of UMB Bank, n.a. since January, 1994 and as President and CEO since January, 1996. He has been an officer of UMB Bank, n.a. since 1988.

  Mr. R. Crosby Kemper has served as Chairman of the Board and Chief Executive Officer of the Company since 1972. He also has served as Chairman of the Board and CEO of UMB Bank, n.a. from 1971 through 1995, and as Chairman since January, 1996.

  Mr. R. Crosby Kemper III, a son of R. Crosby Kemper, has served as Vice-Chairman of the Board of the Company since January, 1995 and as President of UMB Bank of St. Louis, n.a. since November, 1993. He served as an officer of UMB Bank, n.a. from September, 1991 until November, 1993.

  Mr. League has served as Chairman of the Board, President and Chief Executive Officer of Pioneer Astro Industries, Inc., a manufacturing company, since 1974. He has also served as President of Pioneer Manufacturing Co. since 1981 and as Chairman of Double L Manufacturing Co. since 1983.

  Mr. McKenna has served as Chairman and Chief Executive Officer of Kellwood Company, a maker of wearing apparel, since 1991. Prior to that he served as President and CEO from 1984. Mr. McKenna is a director of Genovese Drug Stores, Inc. and Kellwood Company.

  Mr. Mayes has served as Chairman of the Board and President of Carmar Group, Inc., a warehousing operation, since 1965.

  Mr. Mize has served as President and Chief Executive Officer of the Blish-Mize Company, a wholesale hardware dealer, since 1982.

  Mrs. Oliver served as Chairman of Russell State Bank and of Security State Bank from 1984 to 1994.

  Mr. Orscheln has served as President of the Orscheln Group of Companies since 1990. They are engaged primarily in manufacturing, retail and real estate development. He is also a director of Dura Automotive Systems, Inc.

  Mr. Plaster has served as Chairman of the Board of Empire Energy Corporation since 1994; prior to that he served as Chairman of the Board of Empire Gas Corporation from 1963 until 1994.

  Mr. Rolley served as Chairman of UMB Highland Park Bank and Trust in Topeka, Kansas from 1993 until 1994. Prior to that he served as Chairman of Highland Park Bank and Trust and North Plaza State Bank, both in Topeka, Kansas, from 1965 and 1972, respectively, until 1993. He has served as Chairman of the Kansas State Bank of Holton, Kansas since 1976.

  Mr. Ruysser has been a partner in J and B Investments since 1986. In addition, he served as Chairman and Chief Executive Officer of Commercial National Bank, Kansas City, Kansas, from May, 1992 to April, 1993. Mr. Ruysser also served as President and Chief Operating Officer of CNB Financial Corporation from April, 1990 to April, 1993.

  Mr. Sanders has served as Chairman of the Board and Chief Executive Officer of MMC Corp, a mechanical contractor, since 1991. He previously served as Chairman of the Board and President of Midwest Mechanical Contractors, Inc. from 1985 through 1990.

  Mr. Sutherland has served as a Partner of Sutherland Lumber Company since
1941.

  Mr. Ward has served as President of Jack Cooper Transportation Company, Inc. since 1988.

  Mr. Webster has served as Chairman of the Board and Chief Executive Officer of Petrol Properties, Inc., a real estate and marketing company, since 1957. He has also served as Chief Executive Officer of Reliant Industries, Inc., a real estate and environmental services company since 1990. He is a director of Adams Resources and Energy, Inc and Mid-American Century Life Insurance Co.

  Dr. Wefald has served as President of Kansas State University since July,
1986.

  Mr. Williams has served as Chairman of the Board of H.E. Williams, Inc., a manufacturing company, since 1996, having previously served as Chairman and Chief Executive Officer since 1989 and as President since 1973.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with; except that Messrs. H. Alan Bell, Charles A. Garney, R. C. Kemper and Joseph F. Ruysser each failed to file a timely report with respect to a single transaction. Mr. R. Crosby Kemper III failed to file a timely report on four occasions, each with respect to a single transaction.

                             CERTAIN TRANSACTIONS

  The directors, officers, nominee directors and companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 1996. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms.

  Messrs. R. Crosby Kemper, Alexander C. Kemper, R. Crosby Kemper III and Wells, who are executive officers and directors of the Company or its affiliates and certain other members of Mr. R. Crosby Kemper's immediate family own approximately 75% of the stock of Pioneer Service Corporation. During 1996, Pioneer Service Corporation leased real estate to the Company and its subsidiaries under a six year lease expiring December 31, 1996 on terms no less favorable to the Company than that which could be obtained from non-affiliated parties. In December 1996, $177,240 was paid as rent for the 1997 annual rental period under a new two year lease.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has appointed an Audit Committee from among its members. It has also created an Officers Salary and Stock Option Committee. Membership on this committee is open to members of the Company's Board of Directors as well as Board members from the Company's subsidiaries. The Board has not appointed a Nominating Committee.

  The Audit Committee, among other functions, reviews the nature and scope of the audit, reviews the accounting practices and control systems of the Company and reviews the qualifications and performance of the auditing firm. Present members of the committee are Thomas E. Beal, Newton A. Campbell, Daniel N. League, Jr., and John E. Williams.

  The Officers Salary and Stock Option Committee is responsible for setting and administering overall compensation policy and setting compensation levels for senior officers. Members of the committee during 1996 were Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders, and Herman R. Sutherland from the Company's Board of Directors. Mr. John W. Uhlmann is also a member of the Committee and a member of the Board of UMB Bank, n.a., the Company's largest subsidiary.

  In addition to the regularly scheduled meetings of the Board of Directors, an Executive Committee appointed by the Board of Directors meets periodically. This committee takes action on matters in lieu of the Board of Directors and reports such action taken to the Board at its next scheduled meeting for ratification. Present members of the committee are R. Crosby Kemper, Chairman, Peter J. Genovese, Royce M. Hammons, Alexander C. Kemper, R. Crosby Kemper III, Richard A. Renfro, James A. Sangster, William C. Tempel and J. Lyle Wells, Jr. Mr. Hammons is Chairman, President and CEO of UMB Bank Oklahoma; Mr. Renfro is President and CEO of UMB National Bank of America; Mr. Sangster is a Divisional Executive Vice President of UMB Bank, n.a., and Mr. Tempel is President and CEO of UMB Bank Kansas and a Divisional Executive Vice President of UMB Bank, n.a.

  In addition to the four meetings of the Board of Directors, the Executive Committee held eight meetings or took action in lieu of meetings. The Audit Committee met five times, and the Officers Salary and Stock Option Committee met twice in 1996. All directors attended at least 75 percent of the meetings of the Board and committees upon which they served except William J. McKenna and Roy E. Mayes.

                            EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                                       COMPENSATION
                            ANNUAL COMPENSATION          (AWARDS)
                      -------------------------------- ------------
                                                        SECURITIES
   NAME AND PRINCIPAL                     OTHER ANNUAL  UNDERLYING    ALL OTHER
        POSITION      YEAR  SALARY  BONUS COMPENSATION OPTIONS(#)(6) COMPENSATION
   ------------------ ---- -------- ----- ------------ ------------- ------------
R. Crosby Kemper      1996 $647,145  --        --          2,718       $25,582(1)
 Chairman and CEO     1995  627,334  --        --          2,514        26,745
 and                  1994  606,593  --        --          3,478        23,788
 Chairman of UMB
 Bank, n.a.

Alexander C. Kemper   1996 $268,493  --        --          2,718       $ 9,262(4)
 President and        1995  184,887  --        --          2,514        10,425
 President and CEO    1994  132,329  --        --          1,100         6,748
 of
 UMB Bank, n.a.

Peter J. Genovese     1996 $252,767  --        --          1,575       $ 9,262(2)
 Vice Chairman and    1995  242,488  --        --          1,650        10,425
 Chairman and CEO     1994  229,562  --        --          1,100         7,468
 UMB Bank of St.
 Louis

J. Lyle Wells         1996 $195,540  --        --          1,050       $13,628(3)
 Vice Chairman        1995  189,556  --        --          1,100        14,791
                      1994  181,463  --        --          1,100        11,834

Royce M. Hammons      1996 $161,050  --        --            525       $10,867(5)
 Vice President and   1995       --  --        --             --            --
 Chairman, Presi-     1994       --  --        --             --            --
  dent and
 CEO of UMB
 Oklahoma Bank

--------
(1) Includes a split dollar insurance premium of $16,320, which includes $11,663 attributable to term life insurance coverage, and a contribution to the Company Profit Sharing of $9,262.
(2) Profit Sharing contribution of $9,262.
(3) Includes split dollar insurance premium of $4,366, which includes $2,397 attributable to term life insurance coverage, and a contribution to the Company Profit Sharing of $9,262.
(4) Profit Sharing contribution of $9,262.
(5) Profit Sharing contribution of $9,262 and a matching contribution of $1,605 to the 401(k) savings plan.
(6) All figures adjusted for 10% stock dividends paid January 2, 1996 and and a 5% stock dividend paid January 2, 1997.

II. OPTION GRANTS IN 1996

                                                                              POTENTIAL REALIZABLE VALUE
                                                                               AT ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS (1)                     OPTION TERM
                                 -------------------------------------------- --------------------------
                                 NUMBER OF  % OF TOTAL
                                 SECURITIES  OPTIONS
                                 UNDERLYING GRANTED TO  EXERCISE
                                  OPTIONS   EMPLOYEES     PRICE    EXPIRATION
        NAME                      GRANTED    IN 1996   (PER SHARE)    DATE         5%           10%
        ----                     ---------- ---------- ----------  ---------- ------------ --------------
R. Crosby Kemper (2)               2,718      10.3%      $40.47    Oct. 2001    $17,613       $ 51,044
 Chairman and CEO and Chairman
 of UMB Bank, n.a.
Alexander C. Kemper                2,718      10.3%       36.79    Oct. 2006     62,894       159,356
 President and
 President and CEO of
 UMB Bank, n.a.
Peter J. Genovese                  1,575       6.0%       36.79    Oct. 2006     36,445         92,342
 Vice Chairman and
 Chairman and CEO UMB Bank of
 St. Louis
J. Lyle Wells                      1,050       4.0%       36.79    Oct. 2006     24,297         61,561
 Vice Chairman
Royce M. Hammons                     525       2.0%       36.79    Oct. 2006     12,148         30,781
 Vice President and
 Chairman, President and
 CEO of UMB Oklahoma Bank
All shareholders as a group (3)                                               $460,298,751 $1,166,262,566

--------
(1) All information relating to option grants adjusted for 5% stock dividend paid January 2, 1997.
(2) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(3) Increase in value of shares presently held by all shareholders assuming 5% and 10% compound rates of return over the ten year life of options granted in 1996. Using an exercise price of $36.79 per share, a 5%
   compound rate of return (excluding cash dividends) would result in a per share price of $59.93 after ten years. Assuming a 10% compound rate of return (excluding cash dividends) the per share price would be $95.42 after ten years.

  Except as noted in the footnote, all options are granted for a term of ten years. The Stock Option Plan provides for delayed vesting according to the following schedule: two years from grant of option--40%; three years--60%; four years--80%; and four years and eleven months--100%. All options granted since 1989 give the Company the right to recover benefits derived by the exercise of an option by an employee within two years of his or her employment by a competitor. Both of these features are intended to encourage long term commitments by key officers.

III. AGGREGATED OPTION EXERCISES IN 1996, AND OPTION VALUES AT DECEMBER 31,
1996.

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
               SHARES             DECEMBER 31, 1996 (#) (2)     DECEMBER 31, 1996
            ACQUIRED ON   VALUE   ------------------------- -------------------------
   NAME     EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----     ------------ -------- ----------- ------------- ----------- -------------
R. Crosby
 Kemper
 (1)           3,756     $32,752     6,142        9,570      $ 54,166      $39,465
 Chairman
 and CEO
 and
 Chairman
 of UMB
 Bank,
 n.a.
Alexander
 C. Kemper       --          --      3,602        6,660        57,431       32,885
 President
 and Pres-
 ident and
 CEO of
 UMB
 Bank,
 n.a.
Peter J.
 Genovese      3,742      66,457    16,009        4,814       299,817       28,550
 Vice
 Chairman
 and
 Chairman
 and CEO
 UMB Bank
 of St.
 Louis
J. Lyle
 Wells         1,651      27,576     2,271        3,101        42,165       18,265
 Vice
 Chairman
Royce M.
 Hammons         --          --        --           525           --         1,948
 Vice
 President
 and
 Chairman,
 President
 and CEO
 of UMB
 Oklahoma
 Bank

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Number of underlying securities adjusted to reflect 5% stock dividends paid in 1988 and 1989; 10% stock dividends paid in 1992, 1994 and 1996, and a 5% stock dividend paid January 2, 1997.

IV. BENEFITS UNDER THE UMB FINANCIAL CORPORATION RETIREMENT PLAN.

  The following table shows examples of pension benefits based on different periods of service and rate of pay. The following benefits are based on the salary figures shown on the Summary Compensation Table.

                                                 UMB RETIREMENT PLAN
                                         ESTIMATED ANNUAL NORMAL RETIREMENT
                                                      BENEFITS
                                        CREDITED SERVICE AT NORMAL RETIREMENT
                                                        DATE
                                       ---------------------------------------
        FINAL AVERAGE ANNUAL SALARY      15      20      25      30      35
                AS OF 1/1/97            YEARS   YEARS   YEARS   YEARS   YEARS
        ---------------------------    ------- ------- ------- ------- -------
      $125,000........................ $24,555 $32,740 $40,925 $49,110 $57,295
       150,000........................  29,993  39,990  49,988  59,985  69,983
       175,000........................  30,333  40,455  50,576  60,698  70,819
       200,000........................  34,091  45,778  57,465  69,153  80,840
       225,000........................  37,849  51,102  64,355  77,607  90,860
       250,000........................  41,607  56,425  71,244  86,062 100,881
       300,000........................  45,066  61,326  77,586  93,845 110,105
       400,000........................  45,066  61,326  77,586  93,845 110,105
       450,000........................  45,066  61,326  77,586  93,845 110,105
       500,000........................  45,066  61,326  77,586  93,845 110,105
       550,000........................  45,066  61,326  77,586  93,845 110,105
       600,000........................  45,066  61,326  77,586  93,845 110,105
       650,000........................  45,066  61,326  77,586  93,845 110,105

  Benefit Formula:

    The sum of:

      a. 0.8% of the Participant's Average Monthly Earnings up to Social Security Covered Compensation; and

      b. 1.45% of the Participant's Average Monthly Earnings in excess of Social Security Covered Compensation.

    Such sum multiplied by Credited Service up to 35 years, plus 1.45% of the Participant's Average Monthly Earnings multiplied by Credited Service in excess of 35 years.

  Average Monthly Earnings is defined as the average of Monthly Earnings during any 120 months of continuous employment that yields the highest average.

  The maximum benefit payable from a qualified retirement plan to someone retiring at age 65 in 1997 is limited to $125,000 per Internal Revenue Code
Section 415. Final Average Salary is limited to $160,000 per Internal Revenue Code Section 401(a)(17).

  Assumptions used in the benefit calculations:

    1. Employee was born in 1932

    2. Social Security Covered Compensation for an individual age 65 in 1997 is $27,000.

  Credited Services as of January 1, 1997 for the following five employees is given below:

                                                            CREDITED SERVICE AT
           NAME                                               JANUARY 1, 1997
           ----                                             -------------------
      R. Crosby Kemper.....................................          44
      Peter J. Genovese....................................          25
      J. Lyle Wells........................................          14
      Alexander C. Kemper..................................           9
      Royce M. Hammons.....................................           0

  The table above presents annual retirement benefits payable as a single life annuity under this plan.

          REPORT OF THE OFFICERS SALARY AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

  The Officers Salary and Stock Option Committee of the Board of Directors (the "Committee") is composed of five Directors who are not employees. Subject only to oversight by the full Board, the Committee has final responsibility for setting and administering overall compensation policy and levels of compensation for senior officers including the Chief Executive Officer. Members of the Committee are individuals with significant holdings of Company stock who can more particularly bring a shareholder's perspective to the Committee's deliberations.

  Throughout its existence the Company has maintained a simple, straightforward compensation program. The components of total compensation for nearly every officer of the Company are base salary and benefits which are otherwise provided to all employees regardless of position. However, the Committee has the discretion to award bonuses, stock options and other benefits including company owned automobiles and split dollar insurance. The timing and amounts of such awards are determined on a subjective basis. Subject to limitations on his stock options as discussed below, Mr. R. Crosby Kemper's compensation is determined in the same way as all other officers for which the Committee has discretion.

  The Company's policy is to pay base salaries which are competitive with other financial service providers in communities served by the Company. The list of financial service providers used for this comparison are not the same as those included in the Performance Graph that follows. That index includes all the companies included in the NASDAQ Bank Index while the companies included in the compensation surveys are more limited. Salary comparisons are made (i) to those paid by competitors in the immediate trade area of each banking affiliate except UMB Bank, n.a., (ii) a group of ten banks of comparable size and a cluster of fifteen north central banks with assets ranging between $2.0 and $5.9 billion for UMB Bank, n.a., and (iii) a cluster of twenty-three nationwide financial institutions with assets ranging from $6 to $9.9 billion for UMB Financial Corporation. Salary levels set by the Committee for 1997 generally correspond to the salary ranges included in the salary surveys referred to above. While primary emphasis is placed on matching competitive salary levels disclosed by the appropriate survey, consideration is also given to the package of benefits available to all employees compared to those offered by competitors. Salary levels are considered annually and are based on current salary and individual performance during the previous calendar year. There is no direct link between corporate performance and the amount of salary, bonus or any other component of Executive Compensation.

  The Company has a policy of providing some incentive to its officers tied to the market performance of the Company's stock. Since 1981 the Company has maintained an Incentive Stock Option Program in which a limited number of stock options are granted annually to officers of the Company whose contributions to the Company merit such recognition. Those options allow the officer to purchase the option shares for ten years at a price equal to market value at the time the option is granted. Since he has the power to vote more than 10% of the outstanding stock of the Company, Mr. R. Crosby Kemper's options are for only five years and his option price is 110% of market value. The Stock Option Plan provides for delayed vesting according to the following schedule: two years from grant of option-- 40%; three years--60%; four years--80%; and four years and eleven months--100%. If an employee exercises an option granted after 1988 and goes to work for a competitor within two years of his or her exercise of that option, the Company has a right to recover the benefits realized at the time of exercise. Both of these features are intended to encourage long term commitments by key officers. Historically, however, the level of options granted by the Company under the Option Plans has been modest. As shown on Tables I and II above, the projected benefits received by officers under this plan are relatively low when compared with their salaries and will be matched by benefits realized by all shareholders. They are also relatively low when compared with other companies.

  The Company has sponsored a pension plan for all officers and employees for many years. A decision has been made to terminate that plan effective December 31, 1997. In lieu of that plan, a Company match to the 401(k) Savings Plan ("Plan") was established for all officers and employees who were not participants in the pension plan. All officers and employees may, subject to regulations of the Internal Revenue Service, elect to contribute up to 10% of their annual compensation to the Plan. The Company in its discretion may match part of those contributions. For 1996 and 1997 the Company elected to contribute fifty cents for each dollar contributed by an officer or employee. The Company's contribution is limited in that the match can only apply to the first four percent of an employee's annual compensation. Officers and employees who are current participants in the pension plan can make elective contributions to the Plan, but the Company will not make any matching contributions for those individuals until 1998.

  The Company has no other long-term incentive plan awards, no employment contracts and no change-in-control or "golden parachute" arrangements.

  The Internal Revenue Code was amended effective in 1994 to add Section 162(m), which limits the deduction for federal income tax purposes by publicly held corporations of compensation in excess of $1 million dollars paid to the executive officers listed in the summary compensation table in the corporation's proxy statement unless such compensation is performance based as defined in Section 162(m).

  Although the total compensation paid by the Company to any of the executives named in the Company's summary compensation table is now less than $1 million, the Compensation Committee and the Board have been and will continue to be counseled on the limitations imposed by Section 162(m), and the Compensation Committee will consider the limitations imposed by Section 162(m) in structuring future compensation for the Company's executives. The Committee cannot make any assurances, however, that it will not authorize the payment of non-deductible compensation. As stated above, the Compensation Committee structures compensation for its executives to be competitive with other financial service providers in the communities served by the Company. The Committee will work to maintain competitive compensation, to the extent feasible, with compensation that is fully deductible. Nonetheless, the limitation on deductibility will have to be weighed against the interests of the Company in attracting and retaining high quality executives.

                            MEMBERS OF THE COMMITTEE

                   Paul D. Bartlett, Jr., William J. McKenna,
          Thomas D. Sanders, Herman R. Sutherland and John W. Uhlmann.

                             DIRECTOR COMPENSATION

  Directors of the Company who are not employed by the Company or its subsidiaries are paid Directors' fees of $500 for each Board meeting they attend. Attendance fees of $500 are paid to members of the Audit Committee. Officers Salary and Stock Option Committee members receive an attendance fee of $300.

             SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Officers Salary and Stock Option Committee members are identified in the Section entitled Committees and Meetings of the Board of Directors.

  Members of the Committee and companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 1996. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms. No officers or former officers served as members of the Salary and Stock Option Committee.

                               PERFORMANCE GRAPH

  The graph below summarizes the cumulative return experienced by the Company's shareholders over the years 1992 through 1996, compared to the S&P 500 Stock Index and the NASDAQ Bank Index. In all cases the return assumes a reinvestment of dividends.

                        UMB FINANCIAL CORPORATION STOCK
                           VS VARIOUS STOCK INDICES

                          [LINE CHART APPEARS HERE]

                                 Value of $1

             UMB Financial Corporation Stock    S&P 500    NASDAQ Bank
             -------------------------------    -------    -----------
12/91                    1.00                     1.00        1.00
12/92                    1.10                     1.08        1.46
12/93                    1.05                     1.18        1.66
12/94                    0.98                     1.20        1.65
12/95                    1.25                     1.65        2.46
12/96                    1.54                     2.03        3.26

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to perform the 1997 audit, which includes: 1) the examination of annual financial statements; 2) review of unaudited quarterly financial information; 3) assistance and consultation in connection with filings with the Securities and Exchange Commission; and 4) consultation on various audit-related accounting matters. Deloitte & Touche LLP has served as the Company's auditors continuously since 1982.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company by November 11, 1997, to be considered for inclusion in the proxy materials of the Company for the 1998 Annual Meeting. The Company requests that such shareholder proposals be sent by certified mail--return receipt requested.

                                 OTHER MATTERS

  The Board of Directors knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors

                                               David D. Miller
                                                  Secretary

March 11, 1997

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO: SECRETARY, UMB FINANCIAL CORPORATION, 1010 GRAND AVENUE, KANSAS CITY, MISSOURI 64106.

PROXY                      UMB FINANCIAL CORPORATION
                 P.O. Box 419226, Kansas City, MO 64141-62226

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                          MEETING ON APRIL 15, 1997.

     The undersigned hereby appoints R. Crosby Kemper and Alexander C. Kemper, or either of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 15, 1997, and any adjournments thereof.

1.  ELECTION OF DIRECTORS IN CLASS III
    (To withhold authority to vote for any individual nominee, strike a line through the nominee's name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

          [_] FOR all nominees in Class III (except as otherwise indicated)

          [_] WITHHOLD AUTHORITY on all nominees below

  H. Alan Bell, Jack T. Gentry, R. Crosby Kemper III, Daniel N. League, Jr., John H. Mize, Jr., Alan W. Rolley, Thomas D. Sanders, Herman R. Sutherland,
                                Dr. Jon Wefald


(TO BE SIGNED ON OTHER SIDE)

     Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposal 1. Unless authority to vote for any director nominee is withheld, authority to vote for such nominee will be deemed granted.

                                       PLEASE ________________________________
                                                       Signature
                                        SIGN
                                              ________________________________
                                        HERE           Signature

                                       Please sign exactly as name appears. If
                                       shares are held jointly, any one of the
                                       joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

                                       PLEASE SIGN, DATE, AND MAIL THIS PROXY
                                       PROMPTLY whether or not you expect to
                                       attend the meeting.

                                       Date_____________________________, 1997